UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report: October 18, 2021
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland				1-12616	38-2730780
(State of Incorporation)				Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 200,	Southfield,	Michigan		48034
(Address of Principal Executive Offices)					(Zip Code)
(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On October 18, 2021, Aaron Weiss began serving Sun Communities, Inc. (the “Company”) as the Company’s Executive Vice President of Corporate Strategy and Business Development pursuant to an employment agreement among Mr. Weiss, the Company and the Company’s operating subsidiary, Sun Communities Operating Limited Partnership.

Mr. Weiss has a comprehensive background in both real estate and lodging. Since 2009 he has been with Citigroup. Most recently he served as a Managing Director in Citigroup’s Real Estate & Lodging Investment Banking Group in New York where he provided strategic and financing advice to a broad array of private and public real estate, lodging and private equity clients, including the Company. Prior to joining Citigroup in 2009, Mr. Weiss was in the Real Estate, Lodging and Gaming Groups at Nomura and Lehman Brothers in Sydney, Los Angeles and New York, where he executed transactions spanning mergers and acquisitions, corporate advisory, investment grade and high yield debt offerings, and equity issuance. Mr. Weiss received a Bachelor's degree from the University of Michigan.

The initial term of Mr. Weiss’ employment agreement is for five years beginning October 18, 2021 and is automatically renewable for successive one-year terms unless either party timely terminates the agreement.

Mr. Weiss’ annual base salary for the remainder of the year ending December 31, 2021, is $450,000. His annual base salary will increase to $525,000 effective January 1, 2022. In addition to his base salary, the Company will pay Mr. Weiss an annual bonus based on individual goals and objectives for Mr. Weiss, the Company’s performance or other relevant criteria, as determined by the Compensation Committee of the Company’s Board of Directors. The bonus paid for the period from the effective date of the employment agreement to December 31, 2021, will be not less than $300,000. The annual bonus for each subsequent year during the term of the employment agreement will be not less than Mr. Weiss’ then-correct annual base salary.

On October 18, 2021, the Company granted Mr. Weiss 11,488 restricted shares of the Company’s common stock, vesting in equal annual increments over a five-year period, pursuant to a restricted stock agreement and the Company’s 2015 Equity Incentive Plan. Additionally, each calendar year during the term, the Company will grant Mr. Weiss a number of restricted shares of common stock having a value on the date of grant not less than $1,200,000. The vesting for such future restricted stock grants will be consistent with the vesting of restricted shares granted annually to the Company’s other executive officers.

The non-competition clauses of Mr. Weiss’ employment agreement generally preclude him from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing, or sales of manufactured housing communities, recreational vehicle resorts, manufactured homes or marinas anywhere in the continental U.S. or Canada during his employment for a period of up to 24 months thereafter; provided, however, that if he is terminated without cause, as defined in his employment agreement, the non-competition period will be reduced to 12 months following termination of employment.

Mr. Weiss’ employment agreement provides that: (a) if he is terminated without cause or resigns for good reason (each as defined in his employment agreement), he may receive a bonus equal to any amount for such bonus accrued by the Company and unpaid as of the termination date, and he may continue to receive base salary payments for up to 18 months after termination of employment; (b) if he dies or becomes disabled, he or his estate may receive a bonus equal to any amount for such bonus accrued by the Company and unpaid as of the termination date, and may continue to receive base salary payments for up to 24 months after termination of employment.

If there is a change of control (as defined in his employment agreement) of the Company and either: (i) the Company terminates Mr. Weiss’ employment without cause within two years after the date of the change of control, (ii) Mr. Weiss terminates his employment for good reason within 24 months after the date of the change of control, or (iii) the form of the change of control transaction is a sale of all or substantially all of the Company’s assets and the Company or its successor does not expressly assume Mr. Weiss’ employment agreement, then the Company is obligated to pay him an amount equal to 2.99 times his then current base salary, and all of his stock options or other stock based compensation will become fully vested and immediately exercisable.

The foregoing description of Mr. Weiss’ employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such employment agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.    Description
10.1*    Employment Agreement effective as of October 18, 2021, by and among Aaron Weiss, Sun Communities, Inc., and Sun Communities Operating Limited Partnership

*    Management contract or compensatory plan for arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: October 18, 2021	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer